Filed Pursuant to Rule 433

Registration Statement No. 333-202378

Registration Statement No. 333-202378-01

March 11, 2015

NOBLE HOLDING INTERNATIONAL LIMITED

UNCONDITIONALLY GUARANTEED BY

NOBLE CORPORATION

4.000% SENIOR NOTES DUE 2018

5.950% SENIOR NOTES DUE 2025

6.950% SENIOR NOTES DUE 2045

PRICING TERM SHEET

MARCH 11, 2015

Issuer:	Noble Holding International Limited

Guarantor:	Noble Corporation

	SENIOR NOTES DUE 2018	SENIOR NOTES DUE 2025	SENIOR NOTES DUE 2045

Security Description:	4.000% Senior Notes due 2018	5.950% Senior Notes due 2025	6.950% Senior Notes due 2045

Principal Amount:	$250,000,000	$450,000,000	$400,000,000

Maturity Date:	March 16, 2018	April 1, 2025	April 1, 2045

Benchmark Treasury:	1.000% due February 15, 2018	2.000% due February 15, 2025	3.000% due November 15, 2044

Benchmark Treasury Price and Yield:	99-25; 1.076%	99-00; 2.112%	106-13; 2.685%

Spread to Benchmark Treasury:	+300 bps	+387.5 bps	+437.5 bps

Yield to Maturity:	4.076%	5.987%	7.060%

Coupon:	4.000%	5.950%	6.950%

Initial Price to Public:	99.787% per Senior Note	99.720% per Senior Note	98.630% per Senior Note

Proceeds to Issuer before expenses:	$248,342,500	$445,815,000	$391,020,000

Optional Redemption Provisions:	At any time: make-whole redemption at a discount rate of Treasury plus 45 bps	At any time: make- whole redemption at a discount rate of Treasury plus 50 bps On or after January 1, 2025 (three months prior to maturity): redemption at par	At any time: make- whole redemption at a discount rate of Treasury plus 50 bps On or after October 1, 2044 (six months prior to maturity): redemption at par

CUSIP / ISIN:	65504L AM9 US65504LAM90	65504L AN7 US65504LAN73	65504L AL1 US65504LAL18

Interest Payment Dates:	Semi-annually on March 16 and September 16, commencing on September 16, 2015	Semi-annually on April 1 and October 1, commencing on October 1, 2015	Semi-annually on April 1 and October 1, commencing on October 1, 2015

Interest Rate Adjustment:	The interest rates on the Senior Notes are subject to adjustment as described in the Preliminary Prospectus Supplement dated March 11, 2015.

Ratings:*	Baa3 / BBB (Moody’s / S&P)

Trade Date:	March 11, 2015

Settlement Date:	March 16, 2015 (T+3)

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

DNB Markets, Inc.

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Standard Chartered Bank

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866- 811-8049 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

3